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                                                                    Exhibit 12.2

Ratio/Deficiency of Earnings to Fixed Charges



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
                                                                     Year Ended December 31,
                                                 ------------------------------------------------------------
                                                     1996    1997       1998           1999           2000
                                                 ------------------------------------------------------------
                                                                    (dollars in thousands)
Earnings:
 Income (Loss) before taxes......................  $3,300  $5,863  $    (21,425)       (33,664)  $    (27,682)
 Plus: fixed charges, less preferred dividends        495     876        17,677   $    (28,215)        32,092
                                                 ------------------------------------------------------------
 Total Earnings................................... $3,795  $6,739  $     (3,748)  $     (5,449)  $      4,410

Fixed Charges:
 Interest Expense................................  $  139  $  407  $      1,197   $      5,244   $      4,878
 Preferred Dividends.............................       -     983         2,575              -              -
 Amortization of Original Issue Discount and
  Debt Issue Costs...............................       -       -        15,710         22,063         26,006
 Interest Component of Operating Leases..........     356     469           770            908          1,208
                                                 ------------------------------------------------------------
Total Fixed Charges..............................  $  495  $1,859  $     20,252   $     28,215   $     32,092

Ratio of Earnings to Fixed Charges...............     7.7x    3.6x            -              -            0.1x
                                                 ------------------------------------------------------------
Total Deficiency.................................       -       -  $     24,000   $     33,664              -
                                                 ============================================================
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